EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

                                       OF

                            ASPHALT ASSOCIATES, INC.

I.       NAME.  The name of the corporation is:

                            ASPHALT ASSOCIATES, INC.

II. PRINCIPAL OFFICE. The location of the principal office of this corporation within the State of Nevada is located at:

                  c/o Kay Carter
                  1372 Idaho Street
                  Elko, NV  89801

III. PURPOSE. The purpose for which this corporation is formed is to engage in any lawful activity.

IV. AUTHORIZATION OF CAPITAL STOCK. The amount of the total authorization of capital stock of the corporation shall be TWENTY THOUSAND DOLLARS ($20,000.00), consisting of twenty million (20,000,000) shares of common stock with a par value of ONE TENTH OF ONE CENT ($0.001) per share.

V. INCORPORATOR. The name and address of the incorporator signing these Articles of Incorporation is as follows:

                  James R. Glavas
                  2920 South ____________
                  Salt Lake City, UT  84115

                  (Initial number of shareholders will be less than three)

VI. DIRECTORS. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be specified by the by-laws of the corporation; provided, however, the number of directors shall not be reduced to less than one (1).

         The name and address of the Director comprising the first Board of Directors is as follows:

                  James R. Glavas
                  2920 South ____________
                  Salt Lake City, UT  84115

                  (Initial number of shareholders will be less than three)

         The name and residence address within the state of Nevada of this Corporation's initial resident agent shall be

                  Kay Carter
                  1372 Idaho Street
                  Elko, NV  89801

VII. STOCK NON-ASSESSABLE. The capital stock or holder thereof, after the amount of the subscription price has been paid in, shall not be subject to any assessment whatsoever to pay the debts of the corporation.

VIII.    TERM OF EXISTENCE. This corporation shall have perpetual existence.

IV. CUMULATIVE VOTING. No cumulative voting shall be permitted in the election of Directors.

X. PRE-EMPTIVE RIGHTS. Stockholders shall not be entitled to pre-emptive rights.

         THE UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Laws of the state of Nevada, does make and file these Articles of Incorporation, hereby declaring and certifying the facts stated are true, and accordingly has hereunto set his hand this 9th day of May, 1987.


                                           /S/
                                         ---------------------------------------
                                         JAMES R. GLAVAS

STATE OF UTAH      )
                   ) ss.
COUNTY OF SALT LAKE)

         I, Ben Russo, a Notary Public, hereby certify that on the 9th day of May, 1987, James R. Glavas personally appeared before me who, being duly sworn, severally declared that he is the person who signed the foregoing document as incorporator and that the statements therein contained are true.

         DATED this 9th day of May, 1987.

                                          /S/
                                         ---------------------------------------
                                         Notary Public
                                         Residing in Salt Lake County, Utah

My commission expires:
Feb. 10, 1989
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